EXHIBIT 5

November 19, 1999



Alcoa Inc.
201 Isabella Street
Pittsburgh, PA  15212-5858

Dear Sir/Madame:

This opinion is furnished in connection with the registration by Alcoa Inc. (the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration
Statement") under the Securities Act of 1933, as amended
(the "1933 Act"), of an aggregate of 200,000 shares of common stock, $1.00 par value (the "Shares"), which are to be offered and sold by the Company through the following plans: the Alumax Inc. Thrift Plan for Salaried Employees, the Alumax Inc. Thrift Plan for Collectively Bargained
Employees and the Alumax Inc. Thrift Plan for Hourly
Employees (collectively, the "Plans").

As Senior Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Plans, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an Exhibit to the Registration Statement with respect to the Shares under the 1933 Act. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,


/s/Denis A. Demblowski
Denis A. Demblowski
Senior Counsel